Exhibit 99.1

New Fortress Energy Announces $725 Million Shipping Term Loan Facility

NEW YORK — (BUSINESS WIRE) —  New Fortress Energy Inc. (NASDAQ: NFE) (“New Fortress” or the “Company”) announced today that it has executed a term loan facility secured by eight Company vessels (the “Shipping Facility”).  The Company made an initial borrowing of $430 million and can borrow up to $725 million under the Shipping Facility.

The Shipping Facility has a three-year term, and loans issued under the facility will bear interest at an annual rate equal to LIBOR plus 3.00%, subject to a 0.0% LIBOR floor.  The Shipping Facility is prepayable at par at any time without penalty.

Net proceeds of the Shipping Facility will be used to fund the development and construction of the Company’s energy infrastructure projects around the world.

“We continue to execute the plan we previously laid out to facilitate our growth with asset-level financings.  This facility provides additional capital for us to build additional LNG terminals and infrastructure around the world,” said New Fortress Chairman and CEO Wes Edens. “Our investments in LNG terminals and power infrastructure bring significant economic and environmental benefits to our expanding customer base.”

About New Fortress Energy

New Fortress Energy is a global energy infrastructure company founded to help accelerate the world’s transition to clean energy. The company funds, builds and operates natural gas infrastructure and logistics to rapidly deliver fully integrated, turnkey energy solutions that enable economic growth, enhance environmental stewardship and transform local industries and communities.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” including the Company’s expected use of proceeds of the Shipping Facility to fund the development and construction of energy infrastructure projects around the world. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk that we will be unable to develop and construct energy infrastructure projects around the world and the risk that our construction or commissioning schedules will take longer than we expect or will not be achieved. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company’s annual and quarterly reports filed with the SEC, which could cause its actual results to differ materially from those contained in any forward-looking statement.

IR:

Joshua Kane
(516) 268-7455
jkane@newfortressenergy.com

Media:

Jake Suski
(516) 268-7403
press@newfortressenergy.com